EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Year Ended December 31,
(in millions, except per share amounts)	2007	2006	2005
Net Income	$1,006	$991	$917
Less: distributed earnings to common shareholders	508	460	449
Undistributed earnings	498	531	468
Less: undistributed earnings from discontinued operations	-	-	13
Undistributed earnings from continuing operations	$498	$531	$455

Common shareholder earnings
Basic
Distributed earnings to common shareholders	$508	$460	$449
Undistributed earnings allocated to common shareholders - continuing operations	472	503	433
Undistributed earnings allocated to common shareholders - discontinued operations	-	-	12
Total common shareholders earnings, basic	$980	$963	$894
Diluted
Distributed earnings to common shareholders	$508	$460	$449
Undistributed earnings allocated to common shareholders - continuing operations	473	504	433
Undistributed earnings allocated to common shareholders - discontinued operations	-	-	12
Total common shareholders earnings, diluted	$981	$964	$894

Weighted average common shares outstanding, basic	351	346	372
9.50% Convertible Subordinated Notes	19	19	19
Weighted average common shares outstanding and participating securities, basic	370	365	391

Weighted average common shares outstanding, basic	351	346	372
Employee stock-based compensation and accelerated share repurchases (1)	2	3	6
Weighted average common shares outstanding, diluted	353	349	378
9.50% Convertible Subordinated Notes	19	19	19
Weighted average common shares outstanding and participating securities, diluted	372	368	397

Net earnings per common share, basic
Distributed earnings, basic (2)	$1.45	$1.33	$1.21
Undistributed earnings - continuing operations, basic	1.34	1.45	1.16
Undistributed earnings - discontinued operations, basic	-	-	0.03
Total	$2.79	$2.78	$2.40

Net earnings per common share, diluted
Distributed earnings, diluted	$1.44	$1.32	$1.19
Undistributed earnings - continuing operations, diluted	1.34	1.44	1.15
Undistributed earnings - discontinued operations, diluted	-	-	0.03
Total	$2.78	$2.76	$2.37

(1) Includes approximately one million and two million shares of PG&E Corporation common stock treated as outstanding in connection with accelerated share repurchase agreements (-ASRs-) for 2006 and 2005, respectively. The remaining shares of approximately two million at December 31, 2006 and four million at December 31, 2005 relate to share-based compensation and are deemed to be outstanding under SFAS No. 128 for the purpose of calculating EPS. PG&E Corporation has no remaining obligation under these ASRs as of December 31, 2007.

(2) -Distributed earnings, basic- differs from actual per share amounts paid as dividends, as the EPS computation under GAAP requires the use of the weighted average, rather than the actual number of, shares outstanding.